EXHIBIT 10.2

TERMINATION AND RELEASE AGREEMENT

     THIS TERMINATION AND RELEASE AGREEMENT (this “Agreement”) is made and entered into as of this 1st day of November, 2004 (the “Effective Date”), by and between Applica Incorporated, a company organized and existing under the laws of the State of Florida (formerly known as Windmere-Durable Holdings, Inc.), Durable Manufacturing Limited, a company organized and existing under the laws of Hong Kong, and all of their subsidiaries and affiliates (collectively “Applica”), and Mr. Lai Kin, an individual residing in Hong Kong (“Lai”). Applica and Lai are hereinafter collectively referred to as the “Parties” and each individually as a “Party”.

W I T N E S S E T H:

     WHEREAS, the Parties entered into that certain Consulting Agreement dated as of January 1, 1989, pursuant to which Lai agreed to be employed as a consultant to Windmere Corporation (now known as Applica Consumer Products, Inc.), Durable Electrical Metal Factory, Ltd. (now know as Durable Manufacturing Limited) (“Durable”) and any affiliate thereof (the “Consulting Agreement”);

     WHEREAS, Lai is currently an employee of Durable.

     WHEREAS, Applica sold all of its interest in Durable and, as part of such sale, agreed to assume the liabilities and obligations related to the Consulting Agreement and Lai’s employment with Durable and Applica, as applicable;

     WHEREAS, the Parties have determined that it is in their respective best interests to terminate the Consulting Agreement and Lai’s employment relationships as of the Effective Date; and

     WHEREAS, each Party desires to unconditionally waive and permanently release the other Party from the terms and conditions of the Consulting Agreement, including any liability relating to either Party entering into the Consulting Agreement, and discharge the other Party from its respective obligations thereunder, all as provided in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

     1. Resignation and Termination.

a. Lai hereby resigns his duties with Durable and Applica, as applicable, such resignation to have effect on and from November 1, 2004 (“the Termination Date”). Durable and Applica hereby consent to accept Lai’s resignation and consent to waive the required one month’s written notice or one month’s salary payment in lieu of notice subject to the terms of this Agreement. Lai shall be paid any outstanding salary and wages which have accrued up to the Termination Date. Lai shall with effect from the

Termination Date cease his duties with and all positions in Durable and Applica, as applicable.

     b. The Parties agree and acknowledge that effective as of the Effective Date, the Consulting Agreement, and any of Lai’s employment relationships with Durable, Applica or any of their respective subsidiaries or affiliates, shall be automatically terminated and of no further force or effect and no Party thereto shall have any rights or obligations arising thereunder.

     2. Termination Fee. As consideration to Lai for termination of his employment with Durable and Applica, as applicable, and the termination of the Advisory Period (as defined in Section 2 of the Consulting Agreement), Applica shall, on its own behalf, and on behalf of Durable without admission of any liability whatsoever, pay to Lai a termination fee of U.S. $781,000 in 18 equal monthly installments payable on the first day of each month beginning on the Effective Date. Additionally, Durable agrees to transfer title to the Mercedes-Benz S55 AMGL currently used by Lai. Lai hereby agrees that, except for the sums referred to in this Agreement, no other sums (including but not limited to any salary and wages, overtime, and discretionary bonus, if applicable), are due to him from Durable or Applica. Lai hereby also agrees that his entitlement to any benefits (including but not limited to medical insurance, travel accident insurance, provident fund, retirement benefits, workman insurance, and so forth) provided to him by Durable or Applica shall cease on the Termination Date.

     3. Mutual Release and Indemnification.

     a. Lai, on behalf of himself, his spouse, children, heirs, successors and assigns, executors, administrators, personal representatives and legal representatives (collectively, the “Lai Parties”), hereby fully and irrevocably releases, acquits, and discharges Durable, Applica and each of their predecessors, current and former subsidiaries and divisions, present and former directors, officers, shareholders, principals, controlling persons, employees, affiliates, advisors, agents, successors and assigns (collectively, the “Applica/Durable Released Parties”), from any and all liabilities, rights, claims, courses of action, damages, costs (including costs of suit, attorneys’ fees and expenses) and demands of whatever nature, character, type or description, whether known or unknown, existing or potential, or suspected or unsuspected, which Lai or any of the other Lai Parties has, or has ever had, or may hereafter have, in Hong Kong, the People’s Republic of China or any other jurisdiction in the world, against any of the Applica/Durable Released Parties directly or indirectly in connection with the Consulting Agreement (or termination thereof), or his employment or holding of any office (or termination of such employment or holding of office) with Durable, Applica or any of their respective subsidiaries or affiliates (including but not limited to breach of contract or tort, any claim under the Labor Law of the People’s Republic of China, and all other statutes, regulations or laws in China relating to the employment or termination of employment of employees as are presently existing or as may be adopted or amended from time to time, and any claim under the Employment Ordinance (Cap 57 of the Laws of Hong Kong), Sex Discrimination Ordinance (Cap 450 of the Laws of Hong Kong), Disability Discrimination Ordinance (Cap 487 of the Laws of Hong Kong), and the Family Status Discrimination Ordinance (Cap 527 of the Laws of Hong Kong), and any other laws as presently existing or as may be adopted or amended from time to time of Hong Kong, China or any other jurisdiction).

     b. Simultaneously Applica, on behalf of itself and its affiliates, successors and assigns (collectively, the “Applica Parties”), hereby fully and irrevocably releases, acquits, and discharges Lai and the other Lai Parties (collectively, the “Lai Released Parties”), from any and all liabilities, rights, claims, courses of action, damages, costs (including costs of suit, attorneys’ fees and expenses) and demands of whatever nature, character, type or description, whether known or unknown, existing or potential, or suspected or unsuspected, which Applica or any of the other Applica Parties has, or has ever had, or may hereafter have, against any of the Lai Released Parties in connection with the Consulting Agreement, his employment or holding of any office (or termination of such employment or holding of office) with Durable, Applica or any of their respective subsidiaries or affiliates; provided, however, that nothing contained herein shall operate to release any obligation of Lai or Applica, as the case may be, arising under this Agreement, including, without limitation, the obligations contained in Sections 1 and 2 hereof.

     c. Lai, on behalf of himself and each of the other Lai Parties, and Applica, on behalf of itself and each of the other Applica Parties, hereby irrevocably covenants to refrain from, directly and indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against the Applica/Durable Released Parties or the Lai Released Parties, as the case may be, based upon any matter purported to be released pursuant to this Agreement.

     d. Without in any way limiting any of the rights and remedies otherwise available to any of the Lai Released Parties or the Applica/Durable Released Parties, the Lai Released Parties and the Applica/Durable Released Parties, as the case may be, shall indemnify and hold harmless the Applica/Durable Released Parties and the Lai Released Parties, as the case may be, from and against all loss, liability, claim, damage (including incidental and consequential damages) or expenses (including costs of investigation and defense and reasonable attorneys’ fees) whether or not involving third party claims, arising directly or indirectly from or in connection with (i) the assertion by or on behalf of the Applica/Durable Released Parties or the Lai Released Parties, as the case may be, of any claim or other matter purported to be released pursuant to this Agreement and/or (ii) the assertion by any third party of any claim or demand against the Applica/Durable Released Parties or the Lai Released Parties, as the case may be, which claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of the Applica/Durable Released Parties or the Lai Released Parties, as the case may be, against such third party of any claims or other matters purported to be released pursuant to this Agreement.

     4. Further Assurances. Each Party agrees to do such further things and to execute and deliver such further documents after the Effective Date promptly and as may be necessary in order to effect the purposes and intent of this Agreement.

     5. Warranties and Obligations

          a. Lai hereby agrees as follows:

               (i) not to disclose (directly or indirectly) to any person or organisation the existence or contents of this Agreement except to his professional advisers, the Tax Bureau of China, the Hong Kong Inland Revenue Department and his spouse, PROVIDED ALWAYS that disclosure to his professional advisers and spouse, or where required by law, shall be on terms that they agree to keep the same confidential;

               (ii) not to represent himself as an employee of Applica or Durable, as applicable, or any subsidiary or holding company of Applica or Durable, any subsidiary of such holding company, and any company in which Applica or Durable or any such holding company holds or controls directly or indirectly not less than 20% of the issued share capital (including, but not limited to, Applica Incorporated and all of its subsidiaries and affiliates) (collectively, the “Associated Companies” and individually, an “Associated Company”) in any manner, or enter into or attempt to enter into any contract on behalf of Applica, Durable or an Associated Company or bind or create any legal obligations on behalf of Applica, Durable or any Associated Company or hold out or represent to any other party that he is authorised to act on behalf of Applica, Durable or any Associated Company in any manner; and

               (iii) to discharge any liability arising from the termination fee set forth in Clause 2 above and his employment with Durable and Applica, as applicable, to the Tax Bureau of China and the Hong Kong Inland Revenue Department and indemnify and hold the Applica/Durable Released Parties harmless against all costs, claims, expenses or proceedings, penalties and interest incurred by the Applica/Durable Released Parties as a result of his failing to do so.

          b. Each Party hereby agrees as follows:

          (i) not to make, or cause to be made, (directly or indirectly) any derogatory or critical comments or statements (whether orally or in writing) about Lai or Durable or Applica or their or their respective officers or employees, as applicable;

          (ii) not to make, or cause to be made (directly or indirectly), any statement or comment to the press or other media concerning Lai’s employment with Durable or Applica or its termination, his resignation from any directorships or other offices with Durable or Applica without the prior written consent of other party, except as he is required by law under oath; and

     6. Entire Agreement. This Agreement constitutes and expresses the entire understanding among the Parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, whether express or implied, oral or written. Neither this Agreement nor any provision hereof may be changed, waived or amended orally or in any other manner other than by an agreement in writing signed by the Parties hereto.

     7. Governing Law. This Agreement is governed by law of Hong Kong and the parties hereto submit to the exclusive jurisdiction of the courts of Hong Kong.

     8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. An executed counterpart of this Agreement transmitted by facsimile shall be effective upon receipt of the facsimile as an original counterpart.

     9. Severability. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and the Parties shall in good faith attempt to amend this Agreement to eliminate any invalidity or unenforceability, without thereby affecting the intent of the Parties as expressed herein.

     10. Waiver. The acceptance or acquiescence by any Party of any breach of any term or condition of this Agreement by any other Party shall not operate as a waiver of that term or condition, nor shall it excuse any subsequent breach of the same term or condition by such other Party. In order for any waiver to be effective, it must be in writing and signed by the waiving Party.

     11. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     12. Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of the Parties.

[Signatures on following page]

SIGNED by or on behalf of the parties on the date first above written:

/s/ Terry Polistina
Terry Polistina
Senior Vice President and Chief Financial Officer
Applica Incorporated, on behalf of its subsidiaries and affiliates name illegible
Name:
Title:
Durable Manufacturing Limited

/s/ Lai Kin / B424098(2)
Signed, sealed and / HK I.D. Card No. delivered by Lai Kin